Exhibit 4.144 - Agreement of Indemnification dated April 4, 2013, by Reynolds Group Holdings Limited for the benefit and in favour of the Indemnitees defined therein (United States - Spirit Foodservice Products, Inc., Spirit Foodservice, Inc. and Master Containers, Inc.)

Agreement of Indemnification

Dated 4 April 2013

Reynolds Group Holdings Limited

for the benefit and in favour of
the Indemnitees defined in this Agreement of Indemnification
(United States - Spirit Foodservice Products, Inc., Spirit Foodservice, Inc. and Master Containers, Inc.)

Contents
Clause    Page
1.    Definitions    2
2.    Indemnification    2
3.    Limitations on Indemnification    2
4.    Indemnification Procedure    3
5.    Severability    3
6.    Governing Law    4
7.    Amendments    4
8.    Continuation of Agreement    4
Schedule
1.    Part A: U.S. Obligor    6
2.    Part B: List of Indemnitees    7

THIS AGREEMENT OF INDEMNIFICATION is made on 4 April 2013
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND

A.
Each U.S. Obligor (as defined below) is an indirect subsidiary of RGHL and a member of the Reynolds group of companies (the “Reynolds Group”). It is currently intended that each U.S. Obligor will become a guarantor and/or security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).

B.
In addition, certain of the U.S. Obligors may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).

(The Existing Financing Arrangements together with the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

C.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:

1.	Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Agreement and, after the date of this Agreement, any person serving as or elected to or appointed to serve as a director or officer of a U.S. Obligor; and “U.S. Obligors” means each company listed in Part A of the Schedule to this Agreement.

2.	Indemnification
Subject to an Indemnitee complying with the procedures in clause 4 below, RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a U.S. Obligor in his or her capacity as a director or officer of that company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification
Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:

(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)
to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by a U.S. Obligor or any affiliate of RGHL otherwise than pursuant to this Agreement; or

(e)	in connection with any proceeding (or part thereof) or appeal in relation to a proceeding initiated by an Indemnitee, unless:

(i)	such indemnification is expressly required to be made by law;

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant U.S. Obligor; or

(iii)	such indemnification is provided by the relevant U.S. Obligor, in its sole discretion, pursuant to the powers vested in that U.S. Obligor under applicable law.

4.	Indemnification Procedure

1.
To qualify for indemnification under this Agreement, each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement.

2.
To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

3.	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

4.
There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee.

5.	Severability
If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law
This Agreement shall be governed by and its provisions construed in accordance with New York law.

7.	Amendments
No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

8.	Continuation of Agreement
This Agreement shall remain in effect in favor and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a director or officer of the relevant U.S. Obligor, whether or not the team of service of such Indemnitee has concluded.
IN WITNESS of which this Agreement has been executed and has been delivered on the dated stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited
/s/ Gregory Alan Cole
Name: Gregory Alan Cole
Title: Director
/s/ Secretary
Signature of Witness
Secretary
Occupation
Devonport, Auckland
City of Residence

Schedule
Part A
U.S. Obligors

•	Spirit Foodservice Products, Inc.

•	Spirit Foodservice, Inc.

•	Master Containers, Inc.

Part B
List of Indemnitees

•	John McGrath

•	Joe Doyle

•	Michelle Mosier

•	Steven Karl

•	Gary A. Thomas